Exhibit 99.4

Houghton at a Glance Internal Use Only. © 2017, Quaker Chemical Corporation. All rights reserved. Company Snapshot • 11 manufacturing facilities in 9 countries across 5 continents • Over 2000 associates in 33 countries with sales in 88 countries Global Headquarters Valley Forge, PA , USA Houghton Production Facilities Detroit , MI Carrollton, GA Sao Paulo, Brazil Manchester, England Turin, Italy Dortmund, Germany Shanghai, China (2) Barcelona, Spain Melbourne, Australia Bangkok, Thailand 1 2 3 4 9 5 7 11 6 8 10 1 2 3 4 5 6 7 8 9 10 11

Houghton Customers 4/4/2017 Internal Use Only. © 2017, Quaker Chemical Corporation. All rights reserved. • Over 15,000 customers across a broad range of end markets • Long - standing relationships, often spanning decades • Strategically positioned globally to grow with customers in emerging markets

Houghton: Diverse, Global Portfolio Metal Removal Forming Specialty Hydraulic Fluids Heat Treatment Metal & Surface Finishing Metal Protection Metal Cleaning FLUIDCARE® Lubricates and cools the contact point between the metal surface and work tool (e.g. cutting, grinding or drilling operation) Lubricates and cools in processes involving changing the shape of metal (e.g. drawing, stamping, rolling, casting, forging or bending) Used for hydraulic machine operation Alters metal properties via controlled heating and cooling processes (e.g. hardness, stiffness or elasticity) Chemicals for anodizing architectural aluminum surfaces and conversion coatings for metal surfaces Temporarily protects metal from undesired effects caused by exposure to water, air or other substances Removes soils and other contaminants from equipment and metal surfaces Full complementary suite of services to help reduce and sustain total operating costs Internal Use Only. © 2017, Quaker Chemical Corporation. All rights reserved.

Strategic Rationale for Combining Internal Use Only. © 2017, Quaker Chemical Corporation. All rights reserved. Enhances our ability to serve customers Expansion & Growth • Expands products and services available to customers, adding new and complementary technology and services • Creates a larger base of resources to serve customers • Fills gaps in geography, application knowledge, and global supply chain Optimizes our operations Performance • Provides scale, and opportunity to optimize manufacturing • Brings a greater depth of resources to accelerate innovation • Functional improvements, sharing best systems and practices across the combined organization Creates efficiencies and improves results Financial • Makes the most of both companies’ strengths to create synergies • Improved operating margins • Good cash generation to enable further investment

Sequence of Events Internal Use Only. © 2017, Quaker Chemical Corporation. All rights reserved. Signing » Announcement » Official Filings with SEC, FTC, and others » Begin Regulatory Review Period Regulatory Review Period » Government Review » Integration Planning » Shareholder Approval Closing » Regulatory Approval » Close » Integration Begins Likely Q4 2017 or Q1 2018 March 2017

Key Thoughts – Customer Commitment – Safety – Integrity – Teamwork – Respect – Diversity & Inclusion – Excellence – Entrepreneurship Internal Use Only. © 2017, Quaker Chemical Corporation. All rights reserved. » We will keep you informed » Operate with the mindset of “business as usual” » Any changes will occur after closing » Stay focused on achieving our 2017 goals » No compromise on any of our core values: